EXHIBIT 10.2

EMPLOYMENT TRANSITION AGREEMENT

CNET Networks, Inc. (“CNET” or “the Company”) and Douglas Woodrum (“Employee’) have reached a mutual understanding and agreement regarding the transition of Employee’s position from Chief Financial Officer to another position within the company.  In consideration for the execution of this Agreement, the parties agree that in exchange for Employee’s entering into this Agreement (“Agreement”):

      1.         Employee’s status as a full time employee in the CFO role will end effective July 26, 2005 when Employee will enter a part-time role (half time) as an Internal Consultant at CNET and provide services for CNET in that position through December 31, 2005. Prior to December 31, 2005, Employee and the CEO shall meet to determine whether to continue Employee’s employment beyond that date based on the Company’s needs at that time.

      2.         Employee’s salary will be reduced to half time pay on July 26, 2005 ($5,394.23 biweekly). Employee’s salary and benefits will end on the last day of employment, except that health and life insurance benefits will continue until the last day of the month in which Employee’s employment terminates. Employee acknowledges and agrees that he is not entitled to receive any compensation or benefits from CNET other than his normal salary and health and life insurance benefits through the end date of his employment and the transition payment described in the paragraph 3. below; provided, however, that Employee is not waiving any rights he may have to vested retirement benefits such as CNET’s 401(k) Plan or any rights he may have under CNET’s Stock Option Plan.

      3.         CNET will provide to Employee a transition payment in the gross amount of $175,000. This payment will be provided to the Employee on his last day of employment with the Company provided that Employee has executed and returned this Agreement within twenty-one (21) days of it being presented to him and further provided that Employee has not exercised the right of revocation under paragraph 14E. hereto.  Employment and income taxes and other required withholdings shall be deducted as required by law.

      4.         Employee remains eligible to receive a year end incentive payment in early 2006 for 2005 performance as detailed in the 2005 Top 4 Incentive Plan Document. Employee’s incentive target will be prorated to account for Employee’s shift to part-time status.

      5.         In further consideration of this Agreement, Employee agrees for himself, and Employee’s heirs, dependents, successors and assigns to fully and completely waive, release and discharge, to the maximum extent allowed by law, CNET and any and all of its past and present parent corporations, subsidiaries, divisions, subdivisions, affiliates and related companies and their successors and assigns (including but not limited to ZDNet, mySimon and TechRepublic), and all past and present directors, officers, partners, proprietors, fiduciaries and employees (all parties referred to in the foregoing are hereinafter referred to as the “Releasees”) from any past, or existing obligation, whether legal or equitable in nature, which Employee may have against them based on any actions arising out of any basis through and including the end date of his employment.

                  Employee further agrees to the maximum extent allowed by law to waive, compromise, release, settle, discharge and covenant not to sue or bring any legal or administrative action or proceeding whatsoever against Releasees for any claim of any nature whatsoever, known or unknown, related to employment or benefits or Employee’s termination from employment, including, but not limited to, any claim for wrongful discharge or breach of contract or any claims arising under the Age Discrimination in Employment Act of 1967, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act of 1990, the Family Medical Leave Act of 1993, the Worker Adjustment and Retraining Notification Act (WARN), any state or local statute or regulation including employment discrimination statutes, or any other claims arising out of Employee’s employment at CNET or the termination of Employee’s employment with the Company which Employee may have as of the date of this Agreement and through the end date of his employment.

      6.         The obligations stated in this Agreement are intended as full and complete satisfaction of any and all claims Employee now has or had in the past.  By signing this Agreement, Employee expressly represents that he has made reasonable effort to fully apprise himself of the nature and consequences of this Agreement, and that he understands that if any facts with respect to any matter covered by this Agreement are found to be different from the facts which Employee now believes to be true, Employee accepts and assumes that risk and agrees that this Agreement shall be effective notwithstanding such differences.  Employee expressly agrees that this Agreement shall extend and apply to all unknown, unsuspected and unanticipated injuries and/or damages.  By signing this Agreement Employee also expressly waives any benefit of California Civil Code section 1542 or any similar state statute governing unknown and unsuspected claims.  California Civil Code section 1542 provides as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

      7.         Employee states that he has read this Agreement and fully understands the meaning of its contents and that he has been advised to seek advice from legal counsel.

      8.         As part of this Agreement, Employee agrees to indemnify and hold Releasees harmless from any losses, damages or costs that may arise from a breach by Employee of any of the obligations of this Agreement, such indemnification obligation to include reasonable attorneys’ fees and all incidental costs and expenses.

      9.         Employee represents and warrants that no person or entity has had nor has, any interest in any sums of money which may be paid pursuant to the provisions of this Agreement and that Employee has the sole right to execute this Agreement and the sole right to receive the sums mentioned above.

     10.         Employee acknowledges that Employee is in possession of confidential and proprietary information regarding CNET and its affiliates.  Employee agrees not to use or disclose any such information to any person without CNET’s written approval.

     11.         Employee agrees to refrain from any publication, oral or written, of a defamatory, disparaging, or otherwise derogatory nature pertaining to Releasees or any of them.  Employee further agrees not to permit any other person to make any such publication on Employee’s behalf. The Company agrees to refrain from any publication, oral or written, of a defamatory, disparaging, or otherwise derogatory nature pertaining to Employee or any of them, provided.  The Company further agrees not to permit any other person to make any such publication on Employee’s behalf. The foregoing shall not prohibit the Employee or the Company from providing statements or information about the other in any legal proceeding or investigation, provided that person making such statements or providing such information has exercised reasonable due diligence and care to ensure the accuracy of such statements or information.

     12.         This Agreement is executed without reliance upon any representation except as expressly stated herein.  Any oral representations or modifications concerning this Agreement or its subject matter shall be or no force or effect.  This Agreement may be modified only in writing and signed by all of the parties.

     13.         Employee understands and agrees that he:

A.	Knowingly and voluntarily agrees to all of the terms set forth in this Agreement;

B.	Knowingly and voluntarily intends to be legally bound by the same;

C.	Has had the opportunity to take a full twenty-one (21) days within which to consider this Agreement before executing it;

D.	Understands that among the possible claims Employee is waiving pursuant to this Agreement are any and all claims for age discrimination under the Age Discrimination in Employment Act of 1967;

E.	Has a full seven (7) days following the execution of this Agreement to revoke this Agreement and has been and hereby is advised in writing that this Agreement shall not become effective or enforceable until the revocation period has expired;

F.	Understands that rights or claims under the Age Discrimination in Employment Act of 1967 that may arise after the date of this Agreement is executed are not waived.

     14.         Provided that Employee does not exercise his right to revoke the Agreement, the effective date of this Agreement will be the eighth day following the later of the Employee’s Termination Date or execution of this Agreement.

     15.         This Agreement shall be construed and enforced, to the extent not superseded by federal law, in accordance with the laws of the State of California.

     16.         Any disputes regarding the interpretation, application or enforcement of this Agreement shall be resolved through mediation or final and binding arbitration in accordance with CNET’s Alternative Dispute Resolution Policy, a copy of which is attached hereto.

     17.         Nothing in this Agreement shall affect the validity of the Indemnity Agreement dated as of November 19, 2003 between the Company and the Employee, which shall remain in full force and effect.

—————————————— Douglas Woodrum Dated:—————————, 2005	CNET NETWORKS, INC. By:—————————————— Dated:—————————, 2005

CNET NETWORKS ALTERNATIVE DISPUTE RESOLUTION POLICY

In the event of any dispute arising out of or related to an employee’s employment with CNET Networks or any of its subsidiaries (“CNET”), or the termination thereof, in which the parties are unable to come to a resolution (excluding claims for workers’ compensation, unemployment insurance, any matter within the exclusive jurisdiction of the Labor Commissioner or the National Labor Relations Board, or any other matter which may not lawfully be the subject of a mandatory arbitration agreement), the employee and CNET agree to submit the dispute to final and binding arbitration pursuant to the then current National Rules For The Resolution Of Employment Disputes (the “Rules”) of the American Arbitration Association (AAA); provided, however, that in all cases where required by law, CNET will pay the arbitrator’s and arbitration fees. In all other cases, such fees will be apportioned among each set of adverse parties by the arbitrator. Copies of the AAA Rules may be obtained from CNET’s Human Resources Department or by visiting http://www.adr.org.

This Policy is governed by the Federal Arbitration Act, 9 U.S.C. section 1 et seq. There will be no right or authority for any dispute to be brought, heard or arbitrated as a class action, private attorney general, or in a representative capacity on behalf of any person.

A Request for Arbitration is initiated by the employee submitting a request in writing to CNET’s Human Resources Department or the AAA within the statute of limitations period which would apply if the employee had filed a complaint in a court of law. If the dispute involves a claim which CNET has against the employee, CNET must submit a written request to the AAA, with a copy to the employee, within the applicable statute of limitations.

The Request for Arbitration shall include a brief statement of the nature of the dispute; the names, addresses and telephone numbers of the parties; the amount in controversy; the remedy sought; and the requested hearing location.

Prior to selecting an arbitrator, CNET and the employee will submit their dispute to non-binding mediation. The cost of the mediation will be borne by CNET. If the parties are unable to agree on a mediator, the parties will request a panel of mediators from the AAA and will alternately strike names until one name remains.

The arbitrator selected by the parties is authorized to award any relief which could be awarded by a court of law hearing the same dispute. The arbitrator’s award, which must be in writing, will be final and binding, except to the extent that judicial review is permitted by law.

Nothing in this Policy shall preclude either the employee or CNET from applying to a court of competent jurisdiction for injunctive relief pending final resolution of the underlying dispute through arbitration.

Nothing in this Policy shall prevent an employee from filing claims of discrimination with the Equal Employment Opportunity Commission (EEOC) and/or the State agency having jurisdiction over such claims and having such claims investigated by either Agency.

This Agreement may not be modified or amended except in writing signed by the affected employee and the CEO or COO of CNET.

If any provision of this Agreement is declared illegal or unenforceable, the remaining provisions shall remain in effect. In such an event, the court is authorized to conform this Agreement to existing law. This Agreement constitutes a waiver of both parties’ rights to a civil court action or a jury trial concerning matters covered by this Agreement; only an arbitrator, not a judge or jury, will decide the dispute.